Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-8 No. 333-242507, Form S-8 No. 333-233202, Form S-8 No. 333-218515 and Form S-8 No. 333-211873) pertaining to the Amended 2013 Stock Incentive Plan of SunOpta, Inc,

(2) Registration Statement (Form S-8 No. 333-191777) pertaining to the 2013 Stock Incentive Plan of SunOpta, Inc.,

(3) Registration Statement (Form S-8 No. 333-161662) pertaining to the Employee Stock Purchase Plan of SunOpta, Inc., and

(4) Registration Statement (Form S-3 No. 333-253840) of SunOpta, Inc.

of our reports dated March 1, 2023, with respect to the consolidated financial statements of SunOpta Inc. and the effectiveness of internal control over financial reporting of SunOpta Inc. included in this Annual Report (Form 10-K) of SunOpta Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 1, 2023